Exhibit 10.1

July 26, 2023

Mr. Craig Dais

Dear Craig,

I am pleased to offer you the position of Chief Financial Officer for Navidea Biopharmaceuticals, Inc. (the "Company"). As the Chief Financial Officer, you will be responsible for tracking cash flow, analyzing strengths/weaknesses in the Company's finances and overseeing all aspects of its financial success. You will report directly to the Chief Medical Officer.

Duties and Responsibilities

●	Recruit Hire and Retain Industry Leading Talent for the Company
●	Directs the preparation of all financial statements, including income statements, balance sheets, shareholder reports, tax returns, and governmental agency reports.
●	Company sales and profit projections to actual figures and budgeted expenses to actual expenses; makes or oversees any necessary adjustments to future projections and budgets.
●	Reviews planning process and suggests improvements to current methods.
●	Analyzes operations to identify areas in need of reorganization, downsizing, or elimination.
●	Works with the CMO and other executives to coordinate planning and establish priorities for the planning process.
●	Studies long-range economic trends and projects their impact on future growth in sales and market share.
●	Identifies opportunities for expansion into new product areas.
●	Oversees investment of funds and works with investment bankers to raise additional capital required for expansion.
●	Provide Key Vendor Relationship Support
●	Manage and Support designated NAVB associates
●	Attend/Support NAVB Weekly Team Meetings facilitated by G2G Ventures
●	Support Investor discussions
●	Other duties as assigned

Annual Compensation Details

Annual Salary: $200,000

Annual Cash Bonus Target: 20% of Annual Salary - Based upon achieving Company Plan

Annual Stock Option Target: 150,000 Company Stock Options to be awarded annually - Based upon achieving Company Plan (2023 stock option award (if achieved) will not be pro-rate for start date)

Access to Company Medical, Dental and Vision benefits within 30 days of start date

Paid Vacation: 4 weeks per year

CPA/CPE: License and renewal reimbursement up to $1,000 per year

Start Date: July 28, 2023

Your employment, like that of all other employees of the Company, will be "at will." This means that either you or the Company may terminate the employment relationship, at any time, with or without cause.

Should these terms be acceptable to you, please sign and return this agreement within 3 business days of receipt. We appreciate your contributions to the Company and look forward to continuing to work with you.

Sincerely,

Signed and accepted by:

/s/Craig A. Dais	Craig A. Dais

July 26,2023
Date